Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-118109 on Form S-4 of our reports dated February 28, 2005, relating to the consolidated financial statements of The PNC Financial Services Group, Inc. and subsidiaries and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of The PNC Financial Services Group, Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania March 28, 2005